EXHIBIT 99.2

Proxy Solicited by Telenor East Invest AS
Re: Extraordinary General Shareholders Meeting to approve the interested-party transaction to acquire Closed Joint Stock Company “Ukrainian Radiosystems”
to be held on August 15, 2005

The undersigned, an Owner of record as of the close of business of the registrar of Open Joint Stock Company “Vimpel-Communications” (the “Company”) at 6:00 pm Moscow time or 10:00 am New York time on July 12, 2005, of Level III American Depositary Receipts (each representing one quarter (1/4) of one common share in registered form, nominal value 0.005 rubles each) of the Company, issued under the Deposit Agreement dated as of November 20, 1996, among the Company, The Bank of New York as Depositary (the “Depositary”), and the Owners of the American Depositary Receipts issued thereunder, hereby appoints Alan M. Miller, Arthur B. Crozier, Jennifer M. Shotwell and Michael Brinn, and each of them, its proxies, with full power of substitution, and directs the proxies to vote the undersigned’s shares as specified below with respect to the approval of the interested-party transaction whose object is assets having a value in excess of 2% of the assets owned by the Company, namely the acquisition by the Company of 100% of the shares in Closed Joint Stock Company “Ukrainian Radiosystems” at the price determined pursuant to the requirements set out in Article 83(7) of the Russian Federal Law on Joint Stock Companies and under other material terms and conditions which have been, along with the transaction price, agreed by and between the management of the Company and the Sellers and which are listed in the Option Agreement with Schedules dated February 18, 2005 entered into by and between the Company and the Sellers, and to convey such voting instructions to the Depositary in order to be voted at the Extraordinary General Meeting of Shareholders of the Company to be held on August 15, 2005 or at any adjournments, postponements, or reschedulings thereof.

If the undersigned returns this proxy card without specifying a voting instruction, the undersigned’s shares will be voted AGAINST APPROVAL of the transaction to acquire “Ukrainian Radiosystems”.

This proxy revokes all prior proxies and all prior instructions to The Bank of New York, as Depositary, given by the undersigned.

TELENOR EAST INVEST AS recommends that you vote AGAINST APPROVAL.

Approval for interested-party transaction to acquire “Ukrainian Radiosystems”

☐	AGAINST APPROVAL of the transaction to acquire “Ukrainian Radiosystems”

☐	FOR APPROVAL of the transaction to acquire “Ukrainian Radiosystems”

☐	ABSTAIN regarding approval of the transaction to acquire “Ukrainian Radiosystems”

Date_________________________________

Share Owner Sign Here_________________________________

Co-Owner Sign Here_________________________________

Please note that the ADR Depositary’s deadline for receipt of voting instructions is Thursday, 11 August 2005 at 12pm (noon) New York time. Please sign, date and return this form of proxy in the envelope provided as soon as possible.